  SWIFT ENERGY COMPANY
N E W S

COMPANY CONTACT
Scott A. Espenshade
Director of Corporate Development
    and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES THIRD QUARTER RESULTS:

EARNINGS OF $42.3 MILLION ($1.38/SHARE); AND

CASH FLOW* OF $129.0 MILLION, OR $4.20 PER DILUTED SHARE

HOUSTON, November 1, 2007 – Swift Energy Company (NYSE: SFY) announced today net income of $42.3 million in the third quarter of 2007, or $1.38 per diluted share, a 17% decrease compared to $50.8 million in net income, or $1.68 per diluted share, earned in the third quarter of 2006.  Adjusted cash flow from operations (cash flow before working capital changes, a non-GAAP measure - see page 6 for reconciliation to net cash provided by operating activities of $134.3 million) increased 4% to $129.0 million, or $4.20 per diluted share, compared to $123.9 million, or $4.10 per diluted share, of adjusted cash flow for the third quarter of 2006.

Production decreased 3% for the third quarter of 2007 to 18.2 billion cubic feet equivalent (“Bcfe”) from the record 18.8 Bcfe produced in the third quarter of 2006 and increased 2% sequentially from the 17.8 Bcfe produced in the second quarter of 2007. Third quarter 2007 production included record domestic production of 16.2 Bcfe, a 7% increase, and 1.9 Bcfe produced in New Zealand, a 45% decrease, in both cases when compared to production in the same period in 2006.

Terry Swift, Chairman and CEO of Swift Energy, commented, “Swift Energy’s domestic properties delivered significant value to our shareholders again this quarter. While we have seen our costs increase, we have improved our margins thus far in 2007 due to our sensitivity to crude oil.  We expect to see production increase in the fourth quarter from our recent South Texas acquisition and our current drilling program. The review of our New Zealand assets should also provide us with strategic alternatives by year-end.”

Mr. Swift further noted, “Looking forward to 2008, we see a number of exciting projects for Swift Energy, including our Lake Washington facility enhancements, which should be commissioned in the first half of 2008.   We are continuing to identify and drill high impact opportunities in Lake Washington, Bay de Chene, Bayou Sale and Cote Blanche Island in South Louisiana and are eager to continue the two rig program in our recent South Texas acquisition, further expanding our opportunity set.”

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        SWIFT/2

Revenues and Expenses

Total revenues for the third quarter of 2007 increased 4% to $181.2 million from the $173.5 million of revenues generated in the third quarter of 2006.  This increase is attributable to higher commodity prices (primarily from crude oil pricing) and increased levels of domestic natural gas production.

Lease operating expenses, before severance and ad valorem taxes, were $1.19 per thousand cubic feet equivalent (“Mcfe”) in the third quarter of 2007, an increase of 72% compared to $0.69 per Mcfe for these expenses in the third quarter of 2006.  The increase was attributable to increased industry cost pressures and processing costs in the third quarter of 2007, and the 2006 third quarter included hurricane related insurance settlements, which lowered expenses in that period by $0.15/Mcfe.

General and administrative expenses were $0.57 per Mcfe produced during the third quarter of 2007, an increase of 32% compared to $0.43 per Mcfe for such expenses during the same period in 2006.  This increase was attributable to the expansion in our workforce and industry cost pressures.  Depreciation, depletion and amortization expense of $2.95 per Mcfe in the third quarter of 2007 increased 21% from DD&A of $2.45 per Mcfe in the comparable period in 2006, primarily as a result of increased project costs, resulting in increased future development costs and additional actual capital expenditures during the preceding twelve months.

Interest expense per unit of production was $0.31 per Mcfe in the third quarter 2007, which was flat compared to the levels of these costs in the same period in 2006.  Also, severance and ad valorem taxes in the third quarter of 2007 were up appreciably to $1.11 per Mcfe from $0.99 per Mcfe in the comparable period in 2006 due to higher commodity prices and increased crude oil production in Louisiana.  Swift Energy’s third quarter provision for income taxes includes a net non-recurring increase of $1.5 million, due primarily to a valuation allowance for a deferred capital loss tax carry forward.

Production & Pricing

Swift Energy’s production during the third quarter of 2007 totaled 18.2 Bcfe, a decrease of 3% from the 18.8 Bcfe produced in the same quarter of 2006 and an increase of 2% when compared to production in the second quarter of 2007.  Third quarter 2007 domestic production increased 7% to a record 16.2 Bcfe from the 15.2 Bcfe produced in the third quarter in 2006, primarily due to increased production from the South Louisiana region. Third quarter domestic production was also 4% higher than comparable production in the second quarter 2007 principally due to increases from the Bay de Chene area.  Third quarter 2007 New Zealand production of 1.9 Bcfe decreased 45% from the level of production in the same quarter in 2006 due to natural decline rate and no new drilling activity. Swift Energy’s third quarter 2007 production was 68% liquid hydrocarbons, consisting of 61% crude oil and 7% natural gas liquids.

In the third quarter of 2007, Swift Energy realized an aggregate global average price of $9.89 per Mcfe, an increase of 7% from third quarter 2006 price levels when the global price averaged $9.24 per Mcfe.  Domestically, the Company realized an aggregate average price of $10.49 per Mcfe, an increase of 4% over the $10.10 per Mcfe received in the third quarter of 2006.  Average domestic crude oil prices during the third quarter of 2007 increased 10% to $76.20 per barrel from $69.54 per barrel realized in the same period in 2006.  For the same periods, average domestic natural gas prices declined 6% to $5.68 per thousand cubic feet (“Mcf”) from $6.07 during the same period in 2006.  Prices for natural gas liquids (“NGL”) domestically averaged $48.89 per barrel in the third quarter of 2007, a 15% increase over third quarter 2006 NGL prices.

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        SWIFT/3

In New Zealand, Swift Energy realized an average price of $4.89 per Mcfe in the third quarter of 2007, a 12% decrease from the $5.54 average received in the third quarter 2006.  The Company’s New Zealand based McKee blend crude oil sold for an average $74.92 per barrel during the third quarter of 2007 compared to $70.49 per barrel realized in the same period in 2006.  Meanwhile, the Company had an average realized price of $3.32 per Mcf for its New Zealand natural gas production in the third quarter of 2007, a 10% increase from the $3.04 per Mcf received in the comparable 2006 period, and its NGL contracts yielded an average price of $30.17 per barrel for the third quarter 2007 compared to $20.09 per barrel received in the third quarter of 2006, or a 50% increase.

Operations Update

As previously disclosed, Swift Energy closed the South Texas acquisition of property interests from Escondido Resources, LP, with an effective date of July 1, 2007. These South Texas properties are located on an aggregate 82,900 acres in the Sun TSH area in La Salle County, the Briscoe Ranch area primarily in Dimmit County, and the Las Tiendas area in Webb County.  During the second quarter of 2007 these properties produced approximately 21 MMcfe per day, and production is approximately 85% natural gas and natural gas liquids and 15% crude oil.

Swift Energy successfully completed 11 of 12 wells in the third quarter of 2007.  The Company completed all 11 domestic development wells, and was unsuccessful on 1 exploration well in the Bay de Chene area.  In the Company’s South Louisiana region, Swift Energy successfully completed 3 development wells, 2 of which were Newport area development wells in the Lake Washington area.  Each of these 3 wells encountered significant pay intervals and are awaiting completion.  The first Newport well encountered 266 feet of net feet of pay in 4 intervals, while the other Newport well encountered 177 feet of net pay in two sands, and at Bay de Chene, the development well there encountered 100 feet of net pay. Swift Energy also completed 2 development wells in the South Bearhead Creek area and 6 development wells targeting the Olmos sand in its AWP area in McMullen County, Texas.

The Company has a total of 11 rigs operating, including 5 barge rigs in its South Louisiana region, with 2 in the Lake Washington area, 1 rig in both the Bay de Chene and Cote Blanche Island Fields, as well as a non-operated rig in the Bayou Sale/Horseshoe Bayou area.  Swift Energy also has 6 land rigs currently operating, 3 rigs in the AWP Olmos area, 2 rigs operating in South Bearhead Creek and 1 rig in the recently acquired South Texas Sun TSH area and a second rig is expected to return to this South Texas area in the near future.

Nine-Month Results for 2007

Through the first three quarters of 2007, Swift Energy had record production totaling 53.4 Bcfe, an increase of 3% from 51.6 Bcfe produced last year during the same period. Total revenues for the first nine months of 2007 were $490.5 million, up 7% from $456.8 million of revenues during the same period of 2006. During the first nine months of 2007, net income decreased 20% to $101.4 million ($3.32 per diluted share) from $126.3 million ($4.20 per diluted share) earned in the first nine months of 2006. Cash flow before changes in working capital (a non-GAAP measure, see reconciliation on page 6) increased 6% in the first nine months of 2007 to $333.6 million ($10.91 per diluted share) from $315.7 million ($10.50 per diluted share) of adjusted cash flow in the same period in 2006. Net cash provided by operating activities for the first nine months of 2007 increased 10% to $340.3 million ($11.13 per diluted share) from $310.7 million ($10.33 per diluted share) of net cash provided in the 2006 period. Increased revenues and cash flow in 2007 are primarily the result of our overall increased

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        SWIFT/4

levels of production and higher natural gas and natural gas liquids prices. Net income in the 2007 period has declined compared to net income in the same period in 2006 due to an overall increase in the costs from the oilfield inflation affecting the entire sector along with debt retirement costs of $12.8 million related to the retirement of our senior notes due 2012.

Borrowing Base

After a regular semi-annual review by its bank group of Swift Energy’s $500 million bank facility, Swift Energy’s borrowing base was increased to $400 million from $350 million effective November 1, 2007. The Company is maintaining a commitment amount at $350 million. Under the terms of its credit facility, the Company can increase the commitment amount up to the total amount of the borrowing base at its discretion.  Swift Energy currently has approximately $210 million outstanding on this facility.

Price Risk Management

Swift Energy also announced that it has entered into price risk management transactions and reports the following current positions.  The Company has purchased floors covering 639,000 barrels for the first quarter 2008 crude oil production at an average NYMEX strike price of $71.22 per barrel and floors covering 1.33 Bcf for the first quarter 2008 natural gas production at an average NYMEX strike price of $6.90 per MMBtu.  Details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, November 1, at 9:00 a.m. CDT to discuss third quarter 2007 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on November 1 through November 8, by dialing 973-341-3080 and using pin #9246093. Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms in our press releases, such as “probable and possible reserves,” that the SEC's guidelines strictly prohibit us from including in filings with the SEC.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves; adequate availability of skilled personnel, services and supplies; inherent risks in oil and gas operations, and volatility in oil or gas prices.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, hurricanes or tropical storms, engineering and geologic information and changes in market conditions.

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        SWIFT/5

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
(In Thousands Except Production, Per Share, and Price Amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006	Percent Change	2007	2006	Percent Change
Revenues:
Oil & Gas Sales	$179,525	$173,369	4%	$488,228	$453,316	8%
Other	1,695	90	NM	2,254	3,489	(35%)
Total Revenue	$181,220	$173,459	4%	$490,482	$456,805	7%

Net Income	$42,282	$50,812	(17%)	$101,380	$126,295	(20%)
Basic EPS	$1.41	$1.74	(19%)	$3.39	$4.33	(22%)

Diluted EPS	$1.38	$1.68	(18%)	$3.32	$4.20	(21%)

Net Cash Provided By Operating Activities	$134,264	$126,927	6%	$340,319	$310,683	10%

Net Cash Provided By Operating Activities, Per Diluted Share	$4.38	$4.21	4%	$11.13	$10.33	8%

Cash Flow Before Working Capital Changes(1) (non-GAAP measure)	$128,979	$123,877	4%	$333,553	$315,661	6%

Cash Flow Before Working Capital Changes, Per Diluted Share	$4.20	$4.10	2%	$10.91	$10.50	4%

Weighted Average Shares Outstanding (Diluted)	30,686	30,184	2%	30,582	30,063	2%

EBITDA(1) (non-GAAP measure)	$129,273	$134,025	(4%)	$332,997	$338,427	(2%)

Production (Bcfe):	18.2	18.8	(3%)	53.4	51.6	3%
Domestic	16.2	15.2	7%	47.0	41.1	14%
New Zealand	1.9	3.5	(45%)	6.5	10.5	(39%)

Realized Price ($/Mcfe):	$9.89	$9.24	7%	$9.14	$8.78	4%
Domestic	$10.49	$10.10	4%	$9.72	$9.81	(1%)
New Zealand	$4.89	$5.54	(12%)	$4.90	$4.76	3%

(1)  See reconciliation on page 6.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.  These measures are not a measure of financial performance under GAAP and should not be considered as an alternative to net income, cash flows from operations, investing, or financing activities, nor as liquidity measures or indicators of cash flows.

Note: Items may not total due to rounding

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        SWIFT/6

 SWIFT ENERGY COMPANY
Reconciliation of GAAP (a) to non-GAAP Measures
 (Unaudited)
(In Thousands)

Below is a reconciliation of EBITDA to Net Income and a reconciliation of Cash Flow Before Working Capital Changes to Net Cash Provided by Operating Activities.

	Three Months Ended
	September 30, 2007	September 30, 2006
NET INCOME TO EBITDA RECONCILIATIONS:

Net Income	$42,282	$50,812	(17%)
Provision for Income taxes	27,335	31,397
Interest Expense, Net	5,700	5,776
Depreciation, Depletion & Amortization(b)	53,956	46,040
EBITDA	$129,273	$134,025	(4%)

	Nine Months Ended
	September 30, 2007	September 30, 2006

Net Income	$101,380	$126,295	(20%)
Provision for Income taxes	59,811	73,879
Interest Expense, Net	19,742	17,436
Depreciation, Depletion & Amortization & ARO (b)	152,064	120,817
EBITDA	$332,997	$338,427	(2%)

	Three Months Ended
	September 30, 2007	September 30, 2006
NET CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities	$134,264	$126,929	6%
Changes in Assets and Liabilities:
Increase/(Decrease) in Accounts Receivable	(310)	5,456
Increase in Accounts Payable and Accrued Liabilities	(3,175)	(6,888)
(Increase)/Decrease in Income Taxes Payable	(90)	211
Increase in Accrued Interest	(1,710)	(1,829)
Cash Flow Before Working Capital Changes	$128,979	$123,877	4%

	Nine Months Ended
	September 30, 2007	September 30, 2006
Net Cash Provided by Operating Activities	$340,319	$310,683	10%
Changes in Assets and Liabilities:
Increase/(Decrease) in Accounts Receivable	(6,193)	14,548
Increase in Accounts Payable and Accrued Liabilities	(1,644)	(7,404)
(Increase)/Decrease in Income Taxes Payable	884	(338)
(Increase)/Decrease in Accrued Interest	187	(1,828)
Cash Flow Before Working Capital Changes	$333,553	$315,661	6%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation
Note: Items may not total due to rounding

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        SWIFT/7

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of September 30, 2007	As of December 31, 2006

Assets: Current Assets:
Cash and Cash Equivalents	$11,711	$1,058
Other Current Assets	107,185	91,515
Total Current Assets	118,896	92,573

Oil and Gas Properties	2,676,912	2,376,969
Other Fixed Assets	34,633	28,040
Less-Accumulated DD&A	(1,073,797)	(921,697)
	1,637,748	1,483,312
Other Assets	9,925	9,797
	$1,766,569	$1,585,682

Liabilities:
Current Liabilities	$138,785	$145,975
Long-Term Debt	400,000	381,400
Deferred Income Taxes	279,958	224,967
Asset Retirement Obligation	35,141	33,695
Lease Incentive Obligation	1,549	1,728
Stockholders’ Equity	911,136	797,917
	$1,766,569	$1,585,682

Note: Items may not total due to rounding

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        SWIFT/8

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Mcfe Amounts

	Three Months Ended		Nine Months Ended

	Sept. 30, 2007	Per Mcfe	Sept. 30, 2007	Per Mcfe

Revenues:
Oil & Gas Sales	$179,525	$9.89	$488,228	$9.14
Other Revenue	1,695	0.09	2,254	0.04
	181,220	9.98	490,482	9.18

Costs and Expenses:
General and administrative, net	10,265	0.57	29,295	0.55
Depreciation, Depletion & Amortization	53,568	2.95	150,894	2.82
Accretion of asset retirement obligation (ARO)	388	0.02	1,170	0.02
Lease Operating Costs	21,530	1.19	59,960	1.12
Severance & Other Taxes	20,152	1.11	55,465	1.04
Interest Expense, Net	5,700	0.31	19,742	0.37
Debt Retirement Expenses	--	--	12,765	0.24
Total Costs & Expenses	111,603	6.15	329,291	6.16

Income before Income Taxes	69,617	3.83	161,191	3.02
Provision for Income Taxes	27,335	1.51	59,811	1.12
Net Income	$42,282	$2.33	$101,380	$1.90

Additional Information:
Capital Expenditures	$128,989		$335,898
Capitalized Geological & Geophysical	$7,566		$23,027
Capitalized Interest Expense	$2,247		$7,197
Deferred Income Tax	$27,245		$59,688

Note: Items may not total due to rounding

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        SWIFT/9

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Nine Months Ended,
	Sept. 30, 2007	Sept. 30, 2006

Cash Flows From Operating Activities:
Net Income	$101,380	$126,295
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities -
Depreciation, Depletion, and Amortization	150,894	120,151
Accretion of Asset Retirement Obligation (ARO)	1,170	666
Deferred Income Taxes	59,688	67,169
Stock-based Compensation	7,783	5,057
Debt Retirement Cost – Cash and Non-Cash	12,765	---
Other	(127)	(3,677)
Change in Assets and Liabilities -
(Increase)/Decrease in Accounts Receivable	6,193	(14,548)
Increase in Accounts Payable and Accrued Liabilities	1,644	7,404
Increase/(Decrease) in Income Taxes Payable	(884)	338
Increase/(Decrease) in Accrued Interest	(187)	1,828

Net Cash Provided by Operating Activities	340,319	310,683

Cash Flows From Investing Activities:
Additions to Property and Equipment	(335,898)	(295,502)
Proceeds from the Sale of Property and Equipment	219	20,336
Net Cash Received as Operator of Partnerships and Joint Ventures	485	855
Other	---	(31)

Net Cash Used in Investing Activities	(335,194)	(274,342)

Cash Flows from Financing Activities:
Proceeds from Long Term Debt	250,000	---
Payments of Long Term Debt	(200,000)	---
Net Payments of Bank Borrowings	(31,400)	---
Net Proceeds from Issuance of Common Stock	2,521	4,289
Excess Tax Benefits from Stock-Based Awards	---	1,483
Purchase of Treasury Shares	(1,766)	---
Payments of Debt Retirement Costs	(9,376)	---
Payments of Debt Issuance Costs	(4,451)	---

Net Cash Provided by Financing Activities	5,528	5,772

Net Increase in Cash and Cash Equivalents	10,653	42,113

Cash and Cash equivalents at Beginning of Period	1,058	53,005

Cash and Cash equivalents at End of Period	$11,711	$95,118

Note: Items may not total due to rounding

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        SWIFT/10

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	Sept. 30, 2007	June 30, 2007	Percent Change	Sept. 30, 2006	Percent Change

Total Company Production:
Oil & Natural Gas Equivalent (Bcfe)	18.16	17.76	2%	18.76	(3%)
Natural Gas (Bcf)	5.79	5.06	14%	5.49	6%
Crude Oil (MBbl)	1,831	1,934	(5%)	1,992	(8%)
NGL (MBbl)	230	182	26%	220	5%

Domestic Production:
Oil & Natural Gas Equivalent (Bcfe)	16.21	15.54	4%	15.22	7%
Natural Gas (Bcf)	4.38	3.50	25%	3.32	32%
Crude Oil (MBbl)	1,783	1,872	(5%)	1,825	(2%)
NGL (MBbl)	190	134	41%	159	19%

New Zealand Production:
Oil & Natural Gas Equivalent (Bcfe)	1.95	2.22	(12%)	3.54	(45%)
Natural Gas (Bcf)	1.41	1.56	(10%)	2.17	(35%)
Crude Oil (MBbl)	48	62	(22%)	168	(71%)
NGL (MBbl)	41	48	(15%)	61	(33%)

Total Company Average Prices:
Combined Oil & Natural Gas ($/Mcfe)	$9.89	$9.44	5%	$9.24	7%
Natural Gas ($/Mcf)	$5.11	$6.26	(18%)	$4.87	5%
Crude Oil ($/Bbl)	$76.17	$66.48	15%	$69.62	9%
NGL ($/Bbl)	$45.59	$40.60	12%	$36.18	26%

Domestic Average Prices:
Combined Oil & Natural Gas ($/Mcfe)	$10.49	$10.06	4%	$10.10	4%
Natural Gas ($/Mcf)	$5.68	$7.56	(25%)	$6.07	(6%)
Crude Oil ($/Bbl)	$76.20	$66.20	15%	$69.54	10%
NGL ($/Bbl)	$48.89	$44.22	11%	$42.37	15%

New Zealand Average Prices:
Combined Oil & Natural Gas ($/Mcfe)	$4.89	$5.11	(4%)	$5.54	(12%)
Natural Gas ($/Mcf)	$3.32	$3.36	(1%)	$3.04	10%
Crude Oil ($/Bbl)	$74.92	$75.17	0%	$70.49	6%
NGL ($/Bbl)	$30.17	$30.47	(1%)	$20.09	50%

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        SWIFT/11

SWIFT ENERGY COMPANY
FOURTH QUARTER AND FULL YEAR 2007
GUIDANCE ESTIMATES

	Actual For Third Quarter 2007	Guidance For Fourth Quarter 2007	Guidance For Full Year 2007

Production Volumes (Bcfe)	18.2	18.7 – 19.7	72.2 – 73.2
Domestic Volumes (Bcfe)	16.2	17.0 – 17.7	64.0– 64.7
New Zealand Volumes (Bcfe)	1.9	1.7 – 2.0	8.2 – 8.5
Production Mix:
Domestic
Natural Gas (Bcf)	4.4	4.9 – 5.2	16.5 – 16.8
Crude Oil (MBbl)	1,783	1,750 – 1,785	7,175 – 7,215
Natural Gas Liquids (MBbl)	190	270 – 300	725 - 755
New Zealand
Natural Gas (Bcf)	1.4	1.30 – 1.45	5.9 – 6.1
Crude Oil (MBbl)	48	35 – 45	205 - 215
Natural Gas Liquids (MBbl)	41	35 – 45	170 - 180
Product Pricing (Note 1):
Domestic Pricing:
Natural Gas (per Mcf)
NYMEX differential (Note 2)	($0.48)	($0.75) – ($1.25)	($0.75) - ($1.50)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$1.05	($1.25) – ($2.50)	($1.50) - $0.50
NGL (per Bbl)
Percent of NYMEX Crude	65%	55% – 65%	55% - 65%
New Zealand Pricing:
Natural Gas (per Mcf) (Note 4)	$3.32	$3.10 – $3.30	$3.15 -- $3.35
Crude Oil (per Bbl)
NYMEX differential (Note 3 & 5)	($0.23)	($1.50) - ($0.50)	($0.00) - $2.50
NGL (per Bbl)
Contract Price (Note 6)	$30.17	$25.00 - $28.00	$24.00 - $28.00
Oil & Gas Production Costs:
Domestic
Lease Operating Costs (per Mcfe)	$1.10	$1.20 - $1.25	$1.10 - $1.15
Severance & Ad Valorem Taxes (as % of Revenue dollars)	11.5%	11.5% - 12.5%	11.5% - 12.5%
New Zealand
Lease Operating Costs (per Mcfe)	$1.87	$1.75 - $1.95	$1.60 - $1.70
Government Royalty (as % of Revenue dollars)	6.5%	7.0% - 8.0%	7.0% - 9.0%

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        SWIFT/12

SWIFT ENERGY COMPANY
FOURTH QUARTER AND FULL YEAR 2007
GUIDANCE ESTIMATES
(In Thousands Except Per Production Unit Amounts)

	Actual For Third Quarter 2007	Guidance For Fourth Quarter 2007	Guidance For Full Year 2007
Other Costs:
G&A per Mcfe	$0.57	$0.55 - $0.60	$0.54 - $0.59
Interest Expense per Mcfe	$0.31	$0.40 - $0.45	$0.37 - $0.41
DD&A per Mcfe	$2.95	$2.95 - $3.10	$2.85 - $2.95
Supplemental Information:
Capital Expenditures
Operations	$ 94,676	$128,000 - $150,000	$398,000 - $420,000
Acquisition/(Dispositions), net	$ 24,500	$215,000- $225,500	$245,000- $250,000
Capitalized G&G (Note 7)	$ 7,566	$ 7,500 - $ 9,000	$ 28,500 - $ 30,000
Capitalized Interest	$ 2,247	$ 2,300 - $ 2,700	$ 9,500 - $ 10,000
Total Capital Expenditures	$128,989	$349,800 - $387,200	$681,000 - $710,000

Basic Weighted Average Shares	30,051	30,100 - 30,400	30,000 - 30,600
Diluted Computation:
Weighted Average Shares	30,686	30,900 - 31,300	30,800 - 31,400

Effective Tax Rate (Note 8)	39.3%	36.0% - 37.0%	37.0% - 38.0%
Deferred Tax Percentage	100%	85% - 95%	85% - 95%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflects the best benchmark for the daily price received for the majority of domestic crude oil sales.
Note 4:	Fixed contractual prices with major power generators in New Zealand, subject to currency exchange rate.
Note 5:	New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.
Note 6: Fixed contractual price with RockGas Limited in New Zealand, subject to currency exchange rate.
Note 7: Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 8: Effective Tax rate guidance does not include any New Zealand currency exchange fluctuations.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially adequate availability of production facilities and markets, skilled personnel, services and supplies; hurricanes or tropical storms affecting operations; the uncertainty of finding, replacing, developing or acquiring reserves; and volatility in oil or gas prices.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on many factors, including existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, hurricanes and tropical storms, engineering and geologic information and changes in market conditions.

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